EXHIBIT 99.1
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[EPICEPT LOGO]

EPICEPT CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 OPERATING AND FINANCIAL RESULTS REPORTS NEW PROGRESS WITH ONCOLOGY AND PAIN PROGRAMS

TARRYTOWN, N.Y., March 12, 2007 /PRNewswire-FirstCall via COMTEX News Network/ --EpiCept Corporation (Nasdaq and OMX Stockholm: EPCT) today announced operating and financial results for the fourth quarter and full year ended December 31, 2006. For the fourth quarter and full year 2006, EpiCept's net loss attributable to common stockholders was $5.1 million, or $0.20 per share, and $74.5 million, or $3.07 per share, respectively. The Company reported revenues of $1.4 million in the fourth quarter 2006 and $2.1 million for the full year 2006, compared with $0.2 million in the third quarter of 2006 and $0.8 million for the full year 2005. As of December 31, 2006, EpiCept had cash and cash equivalents of $14.1 million. Shares outstanding at December 31, 2006 amounted to 32,392,395.

(Logo: http://www.newscom.com/cgi-bin/prnh/20020513/NYM112LOGO )

"The important and recent advancements with our clinical pipeline means that EpiCept began 2007 as a more dynamic and diversified company than we were just one year ago," stated Jack Talley, President and Chief Executive Officer. "Today, we are in the advantageous position of possessing a balanced and diversified portfolio consisting of a registration-stage product candidate, several products in, or about to enter, Phase III trials, and promising early-stage programs in cancer and pain. As we move forward in 2007, our efforts are squarely focused on the clear milestones we have set, and we believe the achievement of these milestones will demonstrate the strength of our company and help to build value for our shareholders."

      Recent progress with several of EpiCept's key product candidates include:


* Ceplene -a registration-stage compound for the treatment of Acute Myeloid Leukemia (AML), the most common type of leukemia in adults, currently undergoing regulatory review by the European Medicines Agency for the Evaluation of Medicinal Products (EMEA). During a March 1, 2007 oncology program update conference call, EpiCept reported that the application review is proceeding according to expectations. Notably, the Company reported that the EMEA has accepted the primary endpoint of an improvement in disease-free survival, in the Company's case leukemia-free survival, as the basis upon which to approve a candidate drug. EpiCept is preparing its responses to the "Day 120" list of questions from the EMEA and expects to meet with regulators to gain additional insight into the best path forward for the compound's approval. The basis of the filing is the outcome from a 320 patient trial in AML which demonstrated a nearly six month improvement in disease free survival in patients in their first remission. Moreover, the improvement in disease free survival in these patients increased from 26% in the control group (no treatment) to approximately 40% in the treated group. This represents a greater than 53% improvement in the long term prognosis for these seriously ill patients.

* EpiCept NP-1 -a topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affect more than 15 million people in the U.S. EpiCept will be initiating two additional Phase IIb trials in diabetic neuropathic pain and in post- herpetic neuralgia pain early in the second quarter of 2007. In addition, EpiCept is on schedule to initiate a pivotal trial with NP-1 for chemotherapy-induced neuropathy in the first half of 2007.

* EPC2407 -a vascular disruption agent that also has potent direct apoptotic activity on cancer cells. EPC2407 was discovered using the company's proprietary ASAP (Anti-Cancer Screening Apoptosis Program). ASAP is based on a novel substrate for caspase 3 discovered by the company. EpiCept recently completed the first dosing cohort for EPC2407 in three patients with advanced cancer. In the cycles of treatment given to date, the compound is following the expected pharmacokinetic and safety profile. The second cohort in this study is now being dosed. EpiCept expects to initiate a second Phase I efficacy trial with EPC2407 as a combination therapy in patients with well vascularized solid tumors in the second half of this year. From these studies, EpiCept is seeking to choose a solid tumor target for Phase II trials.

* Azixa(TM) -a compound discovered by EpiCept and licensed to Myriad Genetics, Inc. as part of an exclusive, worldwide development and commercialization agreement. Azixa was also discovered using the ASAP technology by EpiCept. Myriad has announced that it has seen evidence of anti-cancer activity in patients with primary glioblastoma, as well as in patients with brain tumors metastatic from testicular cancer, thymus cancer, non-small cell lung cancer, melanoma and breast cancer. Based on these results, on March 8, 2007 Myriad announced commencement of a Phase II trial in patients with brain cancer. Upon dosing the first patient in this trial, EpiCept will receive a milestone payment.


      Fourth Quarter 2006 vs. Third Quarter 2006 Revenue


The Company recognized $1.4 million in revenue during the fourth quarter, compared with $0.2 million during the third quarter. In October the Company recognized the remaining $1.2 million of its deferred revenue relating to its canceled license agreement with Adolor Corporation. No further revenue will be recognized pursuant to the Adolor license agreement. In the fourth quarter of 2005, the Company reversed $0.6 million of revenue as a result of increasing the length of the development period of LidoPAIN SP by 15 months, resulting in negative revenue for the quarter.

General and Administrative Expense

The Company's fourth quarter general and administrative expense increased less than 2% over the third quarter, to $2.5 million. Higher consulting fees, increased rent expense related to the move in December to the Company's new headquarters in Tarrytown, N.Y. and expenses associated with a change in accounting systems at the Company's San Diego R&D facility were substantially offset by reduced legal and insurance expenses, and lower overhead in San Diego. Expenses related to our SOX 404 work continued at a relatively steady pace in the fourth quarter, compared with the third quarter.

Research and Development Expense

Research and development expense in the fourth quarter declined to $3.4 million from $4.3 million during the third quarter. Decreases in consulting expenses, preclinical activity and manufacturing expenses were the primary reasons for the decline, partially offset by a $0.5 million increase in accrued license fees. Fourth quarter consulting fees declined following the Company's MAA filing of Ceplene with the EMEA in October 2006, preclinical costs declined upon the commencement of the Company's Phase I trial of EPC2407, and the production of clinical supplies for the upcoming NP-1 clinical trials neared completion in the late third and early fourth quarters of 2006.

Other Income (Expense)

Other income (expense) during the fourth quarter amounted to an expense of $0.5 million, compared with income of $1.0 million during the third quarter. During the third quarter, the Company reversed its accrual for contingent interest potentially due under one of its loan agreements after concluding that the conditions under which the contingent interest would be payable were unlikely to occur. The Company also recorded a gain on the value of warrants and derivatives outstanding of $0.4 million. Higher interest expense was recorded during the fourth quarter as a result of higher borrowings, particularly with respect to a $10.0 million secured debt financing the Company obtained in August 2006.

Full Year 2006 vs. Full Year 2005 Revenue

The Company recognized $2.1 million in revenue during 2006, compared with $0.8 million during 2005. In October the Company recognized the remaining $1.2 million of its deferred revenue relating to its canceled license agreement with Adolor Corporation. No further revenue will be recognized pursuant to the Adolor license agreement.

General and Administrative Expense

The Company's 2006 general and administrative expense increased by $8.5 million over 2005, to $14.3 million. The adoption of FAS 123R in January 2006 resulted in a $3.7 million charge for non-cash stock-based compensation in 2006. In addition, as a result of our merger in January 2006 with Maxim Pharmaceuticals, the Company incurred $3.1 million in legal and other general and administrative expense related to the activities the Company continued at its San Diego facility, including information technology and human resources. Higher general and administrative expense was also recorded in staff compensation, other legal and accounting fees, and travel and recruiting expenses in 2006 compared with 2005. The Company also recorded expenses of $1.0 million in 2006 related to its activity as a public company. The Company became a public company at the close of the merger with Maxim in January 2006.

Acquired In-Process Research and Development

In connection with the merger with Maxim, the Company recorded an in-process research and development charge of $33.4 million, representing the estimated fair value of the acquired in-process research and development related to the acquired interest that had not yet reached technological feasibility and had no alternative future use.

Research and Development Expense

Research and development expense increase by $13.8 million in 2006, to $15.6 million. As a result of the merger with Maxim, the Company continued development of two programs: the registration of Ceplene in Europe as a remission maintenance therapy for advanced myeloid leukemia; and the early stage program


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



to discover and develop novel compounds for the treatment of certain cancers, a program the Company now refers to as ASAP, for Anti-Cancer Screening Apoptosis Program. The continuation of these programs resulted in $10.9 million in research and development expenses during 2006, including staffing and direct third-party costs. EpiCept completed enrollment of its Phase III trial for LidoPAIN SP in Europe, and initiated manufacturing and commercial scale-up efforts with respect to its EpiCept NP-1 and LidoPAIN BP product candidates, which resulted in higher research and development expenses of $1.3 million. The Company also recorded $0.4 million of FAS 123R non-cash stock-based compensation expense as well as higher payroll and recruiting fees related to our development staff.

Other Income (Expense)

Other income (expense) during 2006 amounted to an expense of $4.3 million, an increase of $3.6 million compared to 2005. The Company recorded $4.4 million of additional charges related to the conversion of certain debt and exercise of related common stock purchase warrants in connection with the merger with Maxim Pharmaceuticals in January 2006. Higher interest expense was also recorded as a result of higher borrowings, primarily due to a $10.0 million secured debt financing the Company obtained in August 2006. These higher expenses were partially offset by the reversal of an accrual for contingent interest of approximately $1.0 million that the Company does not anticipate paying, higher interest income as a result of higher cash balances and higher interest rates. The Company also recorded a gain on the value of warrants and derivatives outstanding of $0.4 million.

EpiCept intends to file its 2006 Annual Report on Form 10-K by April 2, 2007 and to release its first quarter 2007 financial results by May 15, 2007.

Conference Call to Provide Business Update and Discuss Financial Results

EpiCept will host a conference call to discuss these results and answer questions today, March 12, 2007 beginning at 12:00 noon Eastern time. To listen to the conference call, please dial:

      (888) 200-7988 (United States and Canada)

      (973) 935-8761 (International)
      The access code for the call is 8551967

www.epicept.com. The webcast will be archived for 90 days.
A playback of the call will be available for one week and may be accessed by dialing:

      (877) 519-4471 (United States and Canada)

      (973) 341-3080 (International)


      Please reference reservation number 8551967

About EpiCept Corporation


EpiCept is focused on unmet needs in the treatment of pain and cancer. EpiCept has a staged portfolio of pharmaceutical product candidates with several pain therapies in late-stage clinical trials, and a lead oncology compound (for acute myeloid leukemia, or AML) with demonstrated efficacy in a Phase III trial; a marketing authorization application for this compound has been submitted in Europe. EpiCept is based in Tarrytown, N.Y., and its research and development team in San Diego is pursuing a drug discovery program focused on novel approaches to apoptosis.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on EpiCept's current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that Ceplene will not receive regulatory approval or marketing authorization in the EU, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that EpiCept will not obtain approval to market any of its product candidates, the risks associated with reliance on additional outside financing to meet its capital requirements, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; competition; litigation; risks associated with our ability to maintain our listing on The Nasdaq Capital Market and our ability to receive stockholder approval for the Private Placement and SEDA; risks associated with our ability to have our common stock readmitted to trading on The Nasdaq Global Market; risks associated with the material weaknesses in our internal controls and the outcome of our SOX 404 audit; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in EpiCept's periodic reports, including its reports on Forms 8K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in EpiCept's filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

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


Selected financial information follows


EpiCept Corporation and Subsidiaries

(Unaudited)

Selected Consolidated Balance Sheet Data


                                                                  (in $000s)


                                                    December 31,  December 31,
                                                       2006          2005
Cash and cash equivalents                            $ 14,097      $    403
Property and equipment, net                             1,316            58
Total assets                                           18,471         2,747
Accounts payable and other accrued liabilities          5,925         5,856
Deferred Revenue                                        7,121         8,180
Notes and loans payable                                12,805        16,252
Total stockholders' deficit                            (9,328)      (60,122)
Total liabilities and stockholders' deficit            18,471         2,747





EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Operations Data

                   (in $000s except share and per share data)

                                                Three Months Ended              Three Months Ended
                                                   December 31                     December 31,
                                               2006            2005            2006            2005
                                               ----            ----            ----            ----
 Revenue                                $      1,362    $       (306)   $      2,095    $        828
 Operating expenses:
 General and
 administrative                                2,542           1,194          14,318           5,783
 Research and development                      3,363             459          15,630           1,846
 Acquired in-process
 research and development                       --              --            33,362            --
Total operating expenses                       5,905           1,653          63,310           7,629
 Other income (expense), net                    (530)           (393)         (4,310)           (698)
 Benefit for income taxes                       --               284            --               284
 Net loss                                     (5,073)         (2,068)        (65,525)         (7,215)
 Deemed dividend and
 redeemable convertible
 preferred stock dividends                      --              (314)         (8,963)         (1,254)
 Loss attributable to

 common stockholders                    $     (5,073)   $     (2,382)   $    (74,488)   $     (8,469)
 Basic and diluted net loss per share   $      (0.20)   $      (1.39)   $      (3.07)   $      (4.95)

Weighted average common shares
outstanding                               26,010,854       1,711,746      24,232,873       1,710,306


EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statements of Cash Flows

                                                           (in $000s)

                                                         For Year Ended
                                                  December 31,     December 31,
                                                      2006             2005
Net cash used in operating                          (25,229)          (5,232)
activities

Net cash provided by (used in)                       11,301               (1)
investing activities

Net cash provided by financing                       27,647            4,341
activities

Effect of exchange rate                                 (25)              41
changes on cash

Net increase (decrease) in                           13,694             (851)
cash and cash equivalents

Cash and cash equivalents at                            403            1,254
beginning of period

Cash and cash equivalents at                       $ 14,097         $    403
end of period



       EPCT -GEN

SOURCE EpiCept Corporation

Robert W. Cook, EpiCept Corporation, +1-914-606-3572, rcook@epicept.com; or Media - Francesca T. DeVellis, Feinstein Kean Healthcare, +1-617-577-8110, francesca.devellis@fkhealth.com; or Investors -Kim Sutton Golodetz, +1-212-838-3777, kgolodetz@lhai.com, or Bruce Voss, +1-310-691-7100,
bvoss@lhai.com, both of Lippert/Heilshorn & Associates


http://www.epicept.com
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